Exhibit (10)a.
GENESCO INC.
AMENDMENT NO. 1 TO AMENDED AND RESTATED
EVA INCENTIVE COMPENSATION PLAN
     THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EVA INCENTIVE COMPENSATION PLAN (the “Amendment”) is hereby adopted by Genesco Inc., a Tennessee corporation (the “Company”) effective as of August 22, 2007.
WITNESSETH:
     WHEREAS, the Company previously adopted the Amended and Restated EVA Incentive Compensation Plan (the “Plan”);
     WHEREAS, the Company desires to amend the Plan such that no payments due thereunder would cause any participant to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Company has administered the Plan consistent with this Amendment during all periods since January 1, 2005;
     NOW, THEREFORE, for the reasons set forth above, the Company hereby amends the Plan as follows:
     1. Specification of Payment Date for Performance Awards. Article 9 of the Plan shall be restated as follows:
“Any awards payable under the Plan (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily retire during the Plan Year), other than the amount, if any, to be credited to the Bonus Bank, will be made in cash, net of applicable withholding taxes, by the fifteenth day of the third month following the close of the Plan Year, but in no event prior to the date on which the Company’s audited financial statements for the Plan Year are reviewed by the audit committee of the Company’s board of directors. The positive Bonus Bank balance will be paid in cash, net of applicable withholding taxes, on the second and third anniversaries of the payment of the Declared Bonus to which such amounts relate, subject to reduction as provided in Article 8 hereof.
     It is intended that (1) each installment of the payments provided under this Plan is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Plan, if the

Company determines (i) that on the date a participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the participant is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the participant pursuant to this Plan are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan then (A) such payments shall be delayed until the date that is six months after date of the participant’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).”